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                                                                    Exhibit 23.1


                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Orthovita, Inc.

We consent to the incorporation by reference in the Registration Statement (Nos. 333-66681, 333-90981, 333-51689 and 333-10034) on Form S-8 and in the
Registration Statement (Nos. 333-47386, 333-59288, 333-84632, 333-1000341) on
Form S-3 of Orthovita, Inc. of our report dated February 11, 2003, with respect to the consolidated balance sheet of Orthovita, Inc. as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of Orthovita, Inc.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 28, 2003